Exhibit No. 99

Regis Corporation Appoints Matthew Doctor as President and Chief Executive Officer

MINNEAPOLIS, May 5, 2022 -- Regis Corporation (NYSE: RGS), a leader in the haircare industry, has appointed Matthew Doctor as the Company’s President and Chief Executive Officer (CEO) and will join the Company’s Board of Directors. Matt has been serving as the Company’s Interim Chief Executive Officer since December 2021 and previously was Executive Vice President and Chief Strategy Officer. Prior to joining the Company in February 2021, he was a Partner of Kava Restaurants LLC, a Tim Horton's franchisee. Prior to Kava, Matt held several roles at Restaurant Brands International, including Head of Global Development and Franchisee Performance for the Burger King brand. Matt started his career in investment banking with J.P. Morgan.

“Seeing Matt in action as Interim CEO has only confirmed and strengthened the board's belief that he is the right leader for Regis during this pivotal time,” said David Grissen, Chairman of the Regis Board of Directors. “In a short period of time, Matt has stabilized the team, built relationships and trust with our franchisees, led our key initiatives, and laid the groundwork for Regis’ future. The Board has full confidence in Matt and his leadership team, and the strategies they have underway to recover from the impact of the pandemic and improve performance.”

“I am humbled and excited to be appointed the CEO of Regis,” said Matt. “I have always believed we have the right mix to be successful, given our industry, brands, employees, franchisees, stylists and scale. After being in the interim role and spending a great deal of time listening to the franchisee community, I have even more conviction in our go forward priorities. It is now time for Regis to execute in order to unlock the potential of our transformed business model.”

About Regis Corporation
Regis Corporation (NYSE:RGS) is leader in the beauty salon industry. As of December 31, 2021, the Company franchised, owned or held ownership interests in 5,779 worldwide locations. Regis' franchised and corporate locations operate under concepts such as Supercuts®, SmartStyle®, Cost Cutters®, Roosters® and First Choice Haircutters®. Regis maintains an ownership interest in Empire Education Group in the U.S. For additional information about the Company, please visit the Investor Information section of the corporate website at www.regiscorp.com.

CONTACT: REGIS CORPORATION:
Kersten Zupfer
investorrelations@regiscorp.com